As filed with the Securities and Exchange Commission on April 27, 2020.
Registration No. 333-237841
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 1 to
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
ADC THERAPEUTICS SA
(Exact name of Registrant as specified in its charter)
Not Applicable
(Translation of Registrant’s name into English)
Switzerland	2834	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
Biopôle
Route de la Corniche 3B
1066 Epalinges
Switzerland
+41 21 653 02 00
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
ADC Therapeutics America, Inc.
430 Mountain Avenue, 4th Floor
Murray Hill, NJ 07974
(908) 546-5556
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Deanna L. Kirkpatrick Yasin Keshvargar Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000	Dieter Gericke Benjamin Leisinger Homburger AG Hardstrasse 201 CH-8005 Zurich, Switzerland +41 43 222 10 00	Jacques Iffland Lenz & Staehelin Route de Chêne 30 CH-1211 Geneva 6, Switzerland +41 58 450 70 00	Divakar Gupta Richard C. Segal Alison A. Haggerty Cooley LLP 55 Hudson Yards New York, NY 10001 (212) 479-6000
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.
CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee(3)(4)
Common shares, par value CHF 0.08 per share	$100,000,000	$12,980.00
(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Includes common shares granted pursuant to the underwriters’ option to purchase additional common shares.
(3)	Calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended, based on an estimate of the proposed maximum aggregate offering price.
(4)	Previously paid.
The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE
The purpose of this Amendment No. 1 to Form F-1 Registration Statement (No. 333-237841) (the “Registration Statement”) is to file certain exhibits and to reflect such filings in the Exhibit Index. This Amendment does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 6.	Indemnification of Directors and Officers
Under Swiss law, a corporation may indemnify its directors or officers against losses and expenses (except for such losses and expenses arising from willful misconduct or negligence, although legal scholars advocate that at least gross negligence be required), including attorney’s fees, judgments, fines and settlement amounts actually and reasonably incurred in a civil or criminal action, suit or proceeding by reason of having been the representative of, or serving at the request of, the corporation.
Subject to Swiss law, our amended and restated articles of association will provide for indemnification of the existing and former members of our board of directors and our executive committee as well as their heirs, executors and administrators, against liabilities arising in connection with the performance of their duties in such capacity, and our amended and restated articles of association will require us to advance the expenses of defending any action, suit or proceeding to existing and former members of our board of directors and our executive committee to the extent not included in insurance coverage or advanced by third parties.
In addition, under general principles of Swiss employment law, an employer may be required to indemnify an employee against losses and expenses incurred by such employee in the proper execution of their duties under the employment agreement with the company.
We have entered into indemnification agreements with each of the members of our board of directors and executive officers, the form of which has been filed as an exhibit to this Registration Statement.
In the underwriting agreement that we enter into in connection with the sale of the common shares being registered hereby, a form of which has been filed as Exhibit 1.1 to this Registration Statement, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), against certain liabilities.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that, in the opinion of the U.S. Securities and Exchange Commission (the “SEC”), such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Item 7.	Recent Sales of Unregistered Securities
During the past three years, we have issued and sold the securities described below without registering the securities under the Securities Act. In this section, share amounts are presented as of the date of the relevant transaction, without accounting for (i) with respect to transactions that occurred prior to September 19, 2019, the one-to-15,625 share split of all issued shares that was effected on September 19, 2019, (ii) with respect to transactions that occurred prior to April 24, 2020, the five-to-four reverse share split of all issued shares, which was effected on April 24, 2020, and (iii) the conversion on a one-to-one basis of our issued Class B, C, D and E preferred shares into common shares.
Name or Class of Purchasers	Date of Issuance	Title of Securities	Number of Securities	Consideration (in USD thousands)
Directors, officers, employees and consultants	December 16, 2019	Common shares	636,825	1,274

A.T. Holdings II Sàrl (for the creation of treasury shares to settle share grants and equity-linked instruments for directors, officers employees and consultants)	September 19, 2019	Class A common shares	140	141

Various private equity investment funds, institutional investors and other persons	June 7, 2019 June 14, 2019 July 5, 2019	Class E preferred shares	295	103,250

II-1

Name or Class of Purchasers	Date of Issuance	Title of Securities	Number of Securities	Consideration (in USD thousands)
Directors and officers	June 29, 2018 December 14, 2018 February 6, 2019	Class A common shares	42	1,314

Various private equity investment funds, institutional investors and other persons	October 12, 2017 October 30, 2017 November 16, 2017	Class E preferred shares	617	200,088
The offers, sales and issuances of the securities described in the preceding table were exempt from registration either (i) under Section 4(a)(2) of the Securities Act and the rules and regulations promulgated thereunder in that the transactions were between an issuer and sophisticated investors or members of its senior executive management and did not involve any public offering within the meaning of Section 4(a)(2), (ii) under Regulation S promulgated under the Securities Act in that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States, (iii) under Rule 144A under the Securities Act in that the shares were offered and sold by the initial purchasers to qualified institutional buyers or (iv) under Rule 701 promulgated under the Securities Act in that the transactions were under compensatory benefit plans and contracts relating to compensation.
Item 8.	Exhibits and Financial Statement Schedules
Exhibits
The exhibit index attached hereto is incorporated herein by reference.
Financial Statements Schedules
All schedules have been omitted because they are not required or are not applicable, or the information is otherwise set forth in the consolidated financial statements and related notes thereto.
Item 9.	Undertakings
The undersigned hereby undertakes:
(a)
for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective;

(b)
for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(c)
insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue; and

(d)
to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

II-2

EXHIBIT INDEX
The following documents are filed as part of this registration statement:
1.1*	Form of Underwriting Agreement
3.1**	Form of Amended and Restated Articles of Association of ADC Therapeutics SA, to be in effect immediately prior to the consummation of this offering
5.1*	Opinion of Homburger AG, Swiss counsel of ADC Therapeutics SA, as to the validity of the common shares
10.1#**	Second Amended and Restated License Agreement among ADC Products (UK) Limited, ADC Therapeutics SA and MedImmune Limited, dated May 9, 2016
10.2#**	Amendment #1 to the Second Amended and Restated License Agreement among ADC Products (UK) Limited, ADC Therapeutics SA and MedImmune Limited, dated September 19, 2018
10.3#**	Collaboration and License Agreement between ADC Therapeutics Sarl and Genmab A/S, dated June 14, 2013
10.4#**	Amendment to the Collaboration and License Agreement between ADC Therapeutics Sarl and Genmab A/S, dated November 20, 2013
10.5**	Second Amendment to the Collaboration and License Agreement between ADC Therapeutics SA and Genmab A/S, dated April 16, 2020
10.6**	Lease Relating to Suite 5, 1st Floor, The Queen Mary BioEnterprises Innovation Centre between Queen Mary Bioenterprises Limited and ADC Therapeutics (UK) Limited, dated September 14, 2017
10.7**
Lease Relating to Lab 11b, Suite 11 Write Up Space and Suite 12, 1st Floor, The Queen Mary BioEnterprises Innovation Centre between Queen Mary Bioenterprises Limited and ADC Therapeutics (UK) Limited, dated December 20, 2017

10.8**	Counterpart Lease Relating to Suite 8, First Floor, The Queen Mary BioEnterprises Innovation Centre between Queen Mary Bioenterprises Limited and ADC Therapeutics (UK) Limited, dated July 9, 2018
10.9**
Deed of Variation Relating to Lease of Suite 5, 1st Floor, The Queen Mary BioEnterprises Innovation Centre between Queen Mary Bioenterprises Limited and ADC Therapeutics (UK) Limited, dated July 1, 2019

10.10**
Deed of Variation Relating to Lease of Lab 11b, Suite 11 Write Up Space and Suite 12, 1st Floor, The Queen Mary BioEnterprises Innovation Centre between Queen Mary Bioenterprises Limited and ADC Therapeutics (UK) Limited, dated July 1, 2019

10.11**
Deed of Variation Relating to Lease of Suite 8, First Floor, The Queen Mary BioEnterprises Innovation Centre between Queen Mary Bioenterprises Limited and ADC Therapeutics (UK) Limited, dated July 1, 2019

10.12**	Form of Indemnity Agreement with directors and officers entered into in connection with this offering
10.13**	Form of Purchase and Shareholders Agreement relating to the 2013 Share Purchase Plan (including form of promissory note included in Schedule A thereto)
10.14**	ADC Therapeutics Incentive Plan, between ADC Therapeutics SA and the parties named therein, dated May 1, 2014 as amended and restated as of October 1, 2015
10.15**	2016 Share Purchase Plan, between ADC Therapeutics Ltd and the parties named therein, dated November 18, 2016 (including form of promissory note including in Annex 3A thereto)
10.16**	Form of 2019 Equity Incentive Plan, as amended and restated in connection with this offering
10.17	Facility Agreement among ADC Therapeutics SA, the other Loan Parties party thereto, the Lenders and Deerfield Partners, L.P., as agent for itself and the Secured Parties thereto, dated April 24, 2020
10.18	Form of Senior Secured Convertible Note
10.19	Form of Registration Rights Agreement between ADC Therapeutics SA and Deerfield Partners, L.P. and Deerfield Private Design Fund IV, L.P., to be entered into in connection with this offering
21.1**	List of subsidiaries
23.1**	Consent of PricewaterhouseCoopers SA
23.2*	Consent of Homburger AG, Swiss counsel of ADC Therapeutics SA (included in Exhibit 5.1)
24.1**	Powers of attorney (included on signature page to the registration statement)
99.1**	Consent of Jennifer Creel to be named as Chief Financial Officer nominee
*	To be filed by amendment.
**	Previously filed.
#	Portions of this exhibit have been omitted because they are both (i) not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the municipality of Epalinges, Switzerland on April 27, 2020.
ADC THERAPEUTICS SA

By:	/s/ Christopher Martin
	Name:	Christopher Martin
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons on April 27, 2020 in the capacities indicated:
Name	Title

/s/ Christopher Martin	Chief Executive Officer and Director (principal executive officer)
Christopher Martin

/s/ Michael Forer	Chief Financial Officer and Vice Chairman of the Board of Directors (principal financial officer and principal accounting officer)
Michael Forer

*	Chairman of the Board of Directors
Ron Squarer

*	Director
Peter B. Corr

*	Director
Stephen Evans-Freke

*	Director
Peter Hug

*	Director
Thomas Pfisterer

*	Director
Thomas M. Rinderknecht

*	Director
Tyrell J. Rivers

*	Director
Victor Sandor

*	Director
Jacques Theurillat

/s/ Jay Feingold	Authorized Representative in the United States
Jay Feingold
ADC Therapeutics America, Inc.
* By:	/s/ Christopher Martin
Christopher Martin Attorney-in-Fact